UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
APRIL 30, 2004

MODENA 5, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-50497 (Commission File Number)	98-0412435 (IRS Employer ID No.)

6540 E. Hastings St. #615 Burnaby, British Columbia V5B 4Z5
(604)889-6911
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.   Changes in Control of Registrant

On April 30, 2004, Mr. John Fitzpatrick, the Company's sole officer and a member of the Board of Directors since its inception, tendered his resignation as the sole member of the Board of Directors and as the sole officer of the Company. Mr. Fitzpatrick resigned his positions with the Company due to his inability to continue to dedicate sufficient time to the Company's due to personal and other professional commitments. Concurrent with his resignation as an officer and director of the Company, Mr. Fitzaptrick transferred all 100,000 shares in the Company to Mr. Chris Penner for monetary consideration and in consideration for Mr. Penner accepting appointment to the positions of President, Chief Executive Officer, Chief Financial Officer and as a member of the Board of Directors of the Company. These shares represent one hundred (100%) of the issued and outstanding stock of the Company.

Christopher Penner is currently self employed as an auto broker in Burnaby, BC Canada. Prior to being self-employed Mr.Penner worked at University Toyota for approximately 10 years. Mr. Penner will assist the Company in its attempt to locate and negotiate with a business entity for the combination of that target company.

The following table sets forth information regarding the beneficial ownership of the shares of the Common Stock on April 30, 2004, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) by all directors and executive officers of the Company as a group, prior to and upon completion of this Offering. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at the address of the Company.

TITLE OF CLASS	NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK	PERCENT OF CLASS
5% STOCKHOLDERS

Common Stock	Chris Penner	100,000	100.00%

DIRECTORS AND NAMED EXECUTIVE OFFICERS		100,000	100.00%

Common Stock	Chris Penner President, CEO, CFO and Director	100,000	100.00%

DIRECTORS AND OFFICERS AS A GROUP		100,000	100.00%

Item 7.     Financial Statements and Exhibits

(a)	None
(b)	None
(c)	Exhibits

Number	Exhibit

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

MODENA 5, INC.

By: /s/ Chris Penner

Chris Penner
President

Date:   May 7, 2004